Exhibit 99.2

SINOENERGY CORPORATION
1603-1604, Tower B Fortune Centre Ao City
Beiyuan Road, Chaiyang District
Beijing, P.R. China 100106

May 19, 2009

Abax Nai Xin A Ltd.
c/o Abax Global Capital (Hong Kong) Limited
Suite 6708, 67/F Two International Finance Centre
8 Finance Street
Central, Hong Kong SAR

Abax Jade Ltd.
c/o Abax Global Capital (Hong Kong) Limited
Suite 6708, 67/F Two International Finance Centre
8 Finance Street
Central, Hong Kong SAR

CCIF Petrol Limited
Kingston Chambers, PO Box 173
Road Town, Tortola
British Virgin Islands

Re:  Amendment and Waiver

Ladies and Gentlemen:

Reference is made to the amendment and waiver dated May 13, 2009 (the “May 13 Waiver”), relating to the indentures, both dated September 28, 2007, by an among Sinoenergy Corporation, a Nevada corporation (the “Company”)m Sinoenergy Holding Limited, DB Trustees (Hong Kong) Limited, as trustee, and Deutsche Bank AG, Hong Kong Branch relating to the Company’s 12% Guaranteed Senior Notes due 2012 in the aggregate principal amount of $16,000,000 and its 3% Guaranteed Senior Convertible Notes due 2012 in the aggregate principal amount of $14,000,000 (collectively, the “Indentures” and each, an “Indenture”).

Abax Nai Xin A Ltd., Abax Jade Ltd. and CCIF Petrol Limited (collectively, the “Noteholders” and each, a “Noteholder”) hereby agree as follows:

1. The Noteholders are the only holders of the Notes, and each of the Noteholders severally represents and warrants as of the date hereof that:

(a) Such Noteholder has not transferred the Notes to any third party; and

(b)  This waiver does not violate any agreement relating to the Notes to which the Noteholders or their predecessors are a party.

2. All terms defined in either or both of the Indentures and used in this instrument shall have the same meanings in this instrument as in the applicable Indenture or Indentures.

3. In executing the May 13 Waiver, the Noteholders intended that, as long as the Company remained in compliance with the amended ratios as set forth in the May 13 Waiver, the Noteholders will not take any action to cause or declare an Event of Default.  In order to implement the Noteholders’ intention, the Noteholders consent that, from and after March 31, 2009, the required Fixed Charge Coverage Ratio and Leverage Ratio referred to in Section 4.09(1) of each of the Indentures be amended to be the same as the Fixed Charge Coverage Ratio and the Leverage Ratio as set forth in Section 3 of the May 13 Waiver.

4. The Noteholders agree that they shall not take any action to cause or declare an Event of Default pursuant to Section 4.09 of either Indenture as long as the Company is in compliance with the covenants as set forth in Section 3 of the May 13 Waiver.

5. This instrument shall be binding on the Noteholders and any transferees or assignees of the Notes, and the Noteholders shall affix a copy of this wavier to each Note.

6. The Noteholders agree to deliver an executed copy of this instrument to the Trustee, and will request that the supplemental indenture referred to in Section 6 of the May 13 Waiver also reflect the amendment to the covenants in Section 4.09 provided for in Section 3 of this instrument.

Please confirm your agreement with the foregoing:

SINOENERGY CORPORATION

By:           /s/ Bo Huang
Name:
Title:
AGREED TO:

ABAX NAI XIN A LTD.	ABAX JADE LTD.	CCIF PETROL LIMITED
By: /s/ Jamie Tadelis	By: /s/ Jamie Tadelis	By: /s/ Andrew Lo
Name: Jamie Tadelis Title: General Counsel	Name: Jamie Tadelis Title: General Counsel	Name: Andrew Lo Title: Authorized Representative